Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2024

FOURTH QUARTER AND FULL-YEAR RESULTS

IRVINE, CA, September 5, 2024 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2024 fourth quarter and full-year ended June 30, 2024.

Quarter Ended June 30, 2024

Net sales for the three months ended June 30, 2024 increased $4.4 million, or 41%, to $15.0 million from $10.6 million for the three months ended June 30, 2023, due primarily to increased revenue in the amount of $3.4 million from our largest customer. Specifically, the increase relates to a $1.4 million increase in repair revenue related to the enhanced repair program we began last fiscal year to refurbish the orthopedic handpiece we sell to our largest customer, as well as an increase of $2.0 million in sales of new units to that same customer. Gross profit for the three months ended June 30, 2024 increased $729,000, or 22%. Although gross profit increased, our gross margin decreased from 32% for the three months ended June 30, 2023, to 27% for the three months ended June 30, 2024, due to continued price pressures and increased indirect labor in our operations group to manage our growth.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended June 30, 2024, remained relatively flat at $1.7 million, compared to $1.8 million for the prior fiscal year’s corresponding quarter. While these total operating expense amounts have remained flat, we reduced general and administrative expenses by $182,000 and increased engineering expenses by $141,000 for the quarter ended June 30, 2024, compared to the corresponding quarter in 2023. The decrease in general and administrative expenses is a result of reduced equity compensation expenses due to employee forfeitures and the increase in engineering relates to a higher proportion of sustaining engineering expenses as opposed to billable customer contract expenses.

Our operating income for the quarter ended June 30, 2024, increased $742,000, or 46%, to $2.4 million compared to $1.6 million for the prior fiscal year’s corresponding quarter. The increase reflects our increased sales and gross profit, as described above.

Net income for the quarter ended June 30, 2024, increased slightly by $86,000 to $1.6 million, or $0.46 per diluted share, compared to $1.5 million, or $0.42 per diluted share, in the corresponding quarter in 2023. The difference in the growth rate of net income and operating income is primarily due to unrealized gains and losses of investments. In the current quarter, operating income increased 46% over the corresponding quarter of the prior fiscal year compared to the slight increase in net income for the same period.

Year Ended June 30, 2024

Net sales for the fiscal year ended June 30, 2024 increased $7.8 million, or 17%, to $53.8 million from $46.0 million for the fiscal year ended June 30, 2023, due primarily to increases in revenue from our largest customer. Specifically, the increase relates to a $3.6 million increase in repair revenue as well as an increase of $3.5 million in sales of new units to that same customer.

Gross profit for the fiscal year ended June 30, 2024, increased $1.8 million, or 14%, to $14.5 million compared to $12.7 million for fiscal 2023.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the fiscal year ended June 30, 2024, increased 6% to $7.4 million from $7.0 million in the prior fiscal year. The increase relates primarily to an increase in research and development costs because in fiscal 2024 our expenditures related primarily to sustaining engineering activities rather than billable customer projects which are reclassified to cost of sales.

Our operating income for the year ended June 30, 2024, increased $1.4 million, or 25%, to $7.2 million compared to $5.8 million for the prior fiscal year’s corresponding quarter. The increase reflects our increased sales and gross profit, as described above.

Net income for the fiscal year ended June 30, 2024, was $2.1 million, or $0.60 per diluted share, compared to $7.1 million, or $1.95 per diluted share, for fiscal 2023. Our net income for the year ended June 30, 2024, contains unrealized losses on our marketable equity investments of $4.1 million while our net income for the year ended June 30, 2023, contains unrealized gains on our marketable equity investments of $3.9 million. The difference in the growth rate of net income and operating income is primarily due to unrealized gains and losses of investments. In the current fiscal year operating income increased 25% over the prior fiscal year, compared to the 70% decrease in net income for the same period. All of our investments are recorded at estimated fair value, and the valuation can be highly volatile.

CEO Comments

“We are very pleased with our performance including increasing sales and an increase of $1.4 million in operating income.” said the Company’s President and Chief Executive Officer Richard L. (“Rick”) Van Kirk. “While this fiscal year included the challenges of transitioning to a multiple-facility operation, we continued to grow the business. I remain grateful to the entire Pro-Dex team for their ongoing efforts and teamwork.” Mr. Van Kirk continued, “Additionally, we are excited to announce that we hired a new Director of Operations in the first quarter of fiscal 2025, Mr. Jawahar Garg, who has extensive manufacturing operations and supply chain experience to assist our team to continue on our growth trajectory.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered, and electric multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex also sells rotary air motors. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include “forward-looking statements” within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance (including, but not limited to, prospects for future growth) as well as management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business risks of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data

	June 30,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$2,631	$2,936
Investments	4,217	1,134
Accounts receivable	13,887	9,952
Deferred costs	262	494
Inventory	15,269	16,167
Prepaid expenses	345	296
Total current assets	36,611	30,979
Land and building, net	6,155	6,249
Equipment and improvements, net	5,024	5,079
Right of use asset, net	1,473	1,872
Intangibles, net	54	81
Deferred income taxes, net	1,555	—
Investments	1,563	7,521
Other assets	42	42
Total assets	$52,477	$51,823

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,513	$2,261
Accrued liabilities	3,359	3,135
Income taxes payable	632	453
Deferred revenue	14	—
Notes payable	4,374	3,827
Total current liabilities	12,892	9,676
Non-current liabilities:
Lease liability, net of current portion	1,182	1,638
Deferred income taxes, net	—	8
Notes payable, net of current portion	7,536	8,911
Total non-current liabilities	8,718	10,557
Total liabilities	21,610	20,233

Commitments and Contingencies:

Shareholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 3,363,412 and 3,545,309 shares issued and outstanding at June 30, 2024 and 2023, respectively	3,917	6,767
Retained earnings	26,950	24,823
Total shareholders’ equity	30,867	31,590
Total liabilities and shareholders’ equity	$52,477	$51,823

PRO-DEX, INC. AND SUBSIDIARY

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share data)

	Three Months Ended June 30, (Unaudited)		Years Ended June 30,
	2024	2023	2024	2023

Net sales	$15,025	$10,639	$53,844	$46,087
Cost of sales	10,936	7,279	39,293	33,338
Gross profit	4,089	3,360	14,551	12,749

Operating expenses:	37	9	117	155
Selling expenses
General and administrative expenses	864	1,046	4,072	4,028
Research and development costs	836	695	3,189	2,804
Total operating expenses	1,737	1,750	7,378	6,987

Operating income	2,352	1,610	7,173	5,762
Interest expense	(150)	(145)	(558)	(533)
Unrealized gain (loss) on investments	(340)	492	(4,125)	3,899
Gain on sale of investments	—	—	—	6
Interest and dividend income	68	58	144	294

Income before income taxes	1,930	2,015	2,634	9,428
Income tax expense	343	514	507	2,354
Net income	$1,587	$1,501	$2,127	$7,074

Basic & Diluted income per share:
Basic net income per share	$0.47	$0.42	$0.61	$1.98

Diluted net income per share	$0.46	$0.42	$0.60	$1.95

Weighted average shares outstanding:
Basic	3,400,767	3,545,309	3,498,807	3,571,044
Diluted	3,473,167	3,610,109	3,571,207	3,636,944

PRO-DEX, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,127	$7,074
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,160	857
Unrealized (gain) loss on marketable equity investments	4,125	(3,899)
Gain on sale of investments	—	(6)
Non-cash lease recovery	(17)	(2)
Amortization of loan fees, net	(13)	12
Share-based compensation	605	766
Deferred income taxes	(1,563)	264
Changes in operating assets and liabilities:
Accounts receivable	(3,935)	5,432
Deferred costs	232	216
Inventory	898	(3,489)
Prepaid expenses	(49)	494
Accounts payable and accrued expenses	2,436	(1,153)
Deferred revenue	14	(1,013)
Income taxes payable	179	(91)
Net cash provided by operating activities	6,199	5,462

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment and improvements	(983)	(974)
Proceeds from sale of investments	—	89
Investment in Monogram	(1,250)	—
Net cash used in investing activities	(2,233)	(885)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on notes payable	(4,816)	(6,093)
Borrowing from Minnesota Bank & Trust, net of loan origination fees	4,000	5,284
Repurchases of common stock	(3,505)	(1,547)
Payments of employee taxes on net issuance of common stock	—	(223)
Proceeds from exercise of stock options and ESPP contributions	50	89
Net cash used in financing activities	(4,271)	(2,490)

Net increase (decrease) in cash and cash equivalents	(305)	2,087
Cash and cash equivalents, beginning of year	2,936	849
Cash and cash equivalents, end of year	$2,631	$2,936